EXHIBIT 99.1

PREMIERWEST EXPANDS FINANCE COMPANY PRESENCE ENTERS EUGENE AND COOS BAY, OREGON MARKETS

MEDFORD, OR – June 13, 2007 – Jim Ford, President of PremierWest Bancorp (NASDAQ – PRWT) announced today that the Company has entered into an agreement to purchase Pacific Continental Bank’s Consumer Finance Division business, operated through offices in Eugene and Coos Bay, Oregon. Effective with the closure of the transaction the two offices will become part of Premier Finance Company, a subsidiary of PremierWest Bank. The transaction includes the purchase of approximately $11 million in consumer finance loans with existing Pacific Continental Consumer Finance Division employees to continue with Premier Finance Company.

Jim Ford stated, “This acquisition is an opportunity for us to expand Premier Finance Company into new markets with an established team of finance company professionals. The same team that has successfully served Pacific Continental’s Consumer Finance Division customers will continue with Premier Finance. The addition of these two markets will increase the number of Premier Finance Company offices to nine and grow loans to in excess of $35 million”. Ford further stated, “We expect the transaction to be completed the last week of June, and look forward to introducing Premier Finance Company to these new markets”.

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp (NASDAQ: PRWT) is a financial services holding company headquartered in Medford, Oregon, operating primarily through its subsidiary PremierWest Bank. PremierWest offers a full array of financial products and services through a network of full service banking offices serving a territory which currently includes high growth markets in Southern & Central Oregon and Northern California Additionally, PremierWest offers expanded banking related services through two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc.